                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                           -------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                           -------------------------


                         Date of Report: April 20, 2001
                       (Date of earliest event reported)



                          The Manitowoc Company, Inc.
             (Exact name of registrant as specified in its charter)



   Wisconsin                     1-11978                       39-0448110
---------------              ----------------              -------------------
(State or other              (Commission File                 (IRS Employer
jurisdiction of                  Number)                   Identification No.)
incorporation)

            500 South 16th Street, Manitowoc, Wisconsin 54221-0066
           ---------------------------------------------------------
          (Address of principal executive offices including zip code)


                                (920) 684-4410
                        -------------------------------
                        (Registrant's telephone number)
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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.   Financial Statements and Exhibits

(c)  Exhibits.

          See the Exhibit Index following the Signature page of this report, which is incorporated herein by reference.

Item 9.   Regulation FD Disclosure

          As previously disclosed, on March 4, 2001, The Manitowoc Company, Inc. (the "Company") submitted a binding offer to acquire from Legris Industries SA all of the outstanding capital stock of Potain SA ("Potain"), a leading designer, manufacturer and supplier of tower cranes for the building and construction industry (the "Acquisition"). The Acquisition is expected to close in the second quarter of calendar 2001.

          The total purchase cost for the Acquisition will be approximately FRF
2.15 billion (approximately U.S. $307.7 million, based upon the noon buying rate of the Federal Reserve Bank of New York on December 29, 2000), plus net cash at December 31, 2000, subject to a post-closing adjustment to reflect Potain's net income for the period from January 1, 2001 through the closing of the Acquisition. The Acquisition is intended to be financed through the issuance of
(euro) 175 million in senior subordinated notes and a senior credit facility inclusive of a $125 million revolver and term loans of $200 million and $150 million. The Company is in the process of attempting to arrange this financing. Certain pro forma financial information for the Company, which gives effect to this Acquisition and related financing transactions, is filed as Exhibit 99.1 to this report, which is incorporated by reference herein.
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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 THE MANITOWOC COMPANY, INC.


Date: April 20, 2001             /s/ Glen E. Tellock
                                 ------------------------------------------
                                 Glen E. Tellock, Senior Vice President and
                                 Chief Financial Officer

                                       2
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                          THE MANITOWOC COMPANY, INC.
                                 EXHIBIT INDEX
                                       TO
                            FORM 8-K CURRENT REPORT
                          DATED AS OF APRIL 20, 2001

Exhibit
Number    Description
99.1      Unaudited Pro Forma Condensed Consolidated Financial Statements of The
          Manitowoc Company, Inc. and Potain SA.